Exhibit 10(iii)

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

     Reference is made to an instrument entitled “Agreement of Purchase and Sale”, dated February 22, 2006, and as amended by an agreement dated effective August 24, 2007, by and between Global Mineral Solutions, L.P., as “Seller”, and Providence Exploration, LLC, as “Buyer”, including the side letter agreement thereto dated February 22, 2006 (herein sometimes called the Agreement).

     For the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged , the parties hereto agree to amend the February 22, 2006 Purchase and Sale Agreement (PSA) by deleting Paragraph 13.1 of the PSA in its entirety, and substituting in its place the following:

13.1 Well Completion “Notwithstanding anything contained herein, or in any document executed in connection herewith, it is the intent of Seller and Buyer that within the three (3) year period following closing, Buyer will (a) conduct and pay for all seismic work necessary to evaluate, in Buyer’s sole discretion, the optimal drilling locations for the development of oil and gas on the Carson Lease and the Cole Lease; (b) drill and complete (if formations encountered during drilling indicate that oil or gas may be found in sufficient quantities that a reasonably prudent operator would make a completion attempt) on the lands covered by the Carson Lease, at least four (4) Ellenberger Wells, and at least four (4) additional wells drilled to the Ellenberger, or at Buyer’s option, to depths shallower than the Ellenberger depth (but in no event shallower than the depth necessary to penetrate the Strawn formation).For purposes hereof, the Ellenberger depth is defined as the stratigraphic equivalent of the Ellenberger interval as defined in the Conoco Carson Wilson No.1 (API # 42-465-30385) located in Section 10 of the E. JH. Hullum Survey, Val Verde County, Texas, the top of said interval being defined at 14,003 subsurface. Buyer and Seller agree that the maximum depth proposed for any Ellenberger well will not exceed 16,000 feet subsurface unless otherwise agreed by the parties.

Buyer agrees that the Ellenberger wells shall be drilled with air and not mud, unless the parties mutually agree that drilling with air is not feasible. Buyer further agrees to consult with William J. Purvis to the extent he is agreeable to do so with regard to the location of the Ellenberger wells and all shallower wells drilled on the Carson Lease lands. The parties agree that while Buyer values Mr. Purvis’s consultation, and anticipates that it will be instructive, Buyer has no obligation to follow or accept his advice.

Buyer and Seller agree that the wells anticipated by this agreement shall be grouped or classified into two (2) phases, with the first four (4) Ellenberger wells being referred to as the “Initial Ellenberger wells”, and the second group of four (4) wells being hereinafter referred to as the “Ellenberger Optional wells”.

Exhibit 10(iii)

Buyer agrees that the first four (4) wells to be drilled on the on the Carson Lease lands shall be Initial Ellenberger wells, and will be drilled to a depth sufficient to test the Ellenberger formation, unless (a) granite or other practically impenetrable substance or condition in the hole, or geological conditions render drilling to that depth impractical, or (b) the parties agree to complete or abandon the well(s) at a lesser depth for whatever reason. With respect to these Initial Ellenberger wells, Buyer and Seller agree that if two (2) of these wells are drilled to a depth sufficient to test the Ellenberger formation, and well tests or down hole or geological conditions exist which render the completion of two (2) of these Initial Ellenberger wells non economic, the Initial Ellenberger drilling phase shall terminate, and Buyer shall be deemed to have completed the Initial Ellenberger phase even though only two (2) wells have been drilled; however, in such case, Buyer shall be obligated to drill and complete five (5) Ellenberger Optional wells instead of four (4) and all references below to the four (4) Ellenberger Optional wells shall be deemed changed to five (5) Ellenberger Optional wells. All wells proposed and drilled by Buyer thereafter on the Carson Lease lands shall be considered Ellenberger Optional wells until completion of the Ellenberger Optional phase.

Should any of the Initial Ellenberger wells be completed for any reason at a depth shallower than the Ellenberger depth, as defined herein, but in no event shallower than the depth necessary to penetrate the Strawn formation, such well shall be deemed to be one of the four (4) Ellenberger Optional wells to be drilled in Buyer’s Ellenberger Optional well program. In this instance, the succeeding well(s) proposed by Buyer on the Carson Lease lands shall be proposed as Initial Ellenberger wells until such time as the four (4) Initial Ellenberger wells have been drilled and completed by Buyer, or until such time as two (2) Initial Ellenberger wells have been drilled and abandoned by Buyer as non economic, whichever is the first to occur, at which time the Initial Ellenberger well program contemplated herein shall terminate. Upon termination of the Ellenberger Initial phase, Buyer shall commence or complete the Ellenberger Optional phase by proposing and drilling in a reasonably prudent manner those wells remaining undrilled in the Ellenberger Optional Phase until such time as four (4) of these wells have been drilled.

Buyer and Seller agree and understand that geological conditions or other conditions unknown at this time may result in the Ellenberger Optional wells being completed before the completion or termination of the Initial Ellenberger phase, and if so, the remaining wells to be drilled hereunder shall be proposed as Initial Ellenberger wells until the termination of the Initial Ellenberger drilling program by the drilling of four (4) completed Ellenberger wells, or the drilling and abandonment of two (2) non-economic Ellenberger wells.

Buyer and Seller agree that until Buyer has completed its required drilling obligations hereunder, all wells drilled and completed by Buyer on the Lands, including the Initial Ellenberger wells, and any Ellenberger Optional wells drilled to depths above the Strawn formation will be “carried” by Buyer to the pipeline. As to Ellenberger Optional well(s) proposed and completed by Buyer in the Ellenberger formation, Seller will be carried to the “casing point” in any such well or wells provided that Buyer has theretofore drilled and completed four (4) Initial Ellenberger wells on the Lands. If the Initial Ellenberger program has terminated because of two (2) non-economic Ellenberger tests, but Buyer thereafter proposes and completes an Ellenberger Optional well in the Ellenberger formation, Seller will be “carried” by Buyer to the pipeline in any such well(s).
As used herein, the term “carried” shall mean that Buyer shall pay 100% of the cost of completing the well and installing all pipelines and related equipment and facilities necessary to connect such wells to a delivery point or gas processing plant mutually acceptable to the parties.

Buyer and Seller agree to enter into a mutually agreeable Joint Operating Agreement (JOA) appointing Buyer, or its designee, as Operator with regard to the Carson and Cole leases. Buyer shall pay 100% of the costs of the wells as described above (including any wells drilled to depths above the Strawn formation), and shall have a 75% net revenue interest in each such well(s), of which 87% will be owned by Buyer and 13% by Seller.

Upon completion of the Initial Ellenberger wells and the Ellenberger Optional wells, as described above, Buyer and Seller agree that Seller shall have a participating 13% working interest in any subsequent well drilled by Buyer on the Carson and Cole Lease lands whereby Seller shall be responsible for 13% of the costs and shall receive 13% of the 75% net revenue interest owned by Buyer in such well(s).

In the event Seller elects not to participate in the drilling of any such subsequent well, Seller shall be deemed to have a “non consent” status, in accordance with the terms of the JOA to be adopted, and shall retain a 13% post completion working interest in the well(s) after Buyer has received a 300% return on its investment in such well(s). The JOA shall also provide that Buyer has a right of first refusal, or preferential purchase right, to acquire Seller’s 13% working interest in accordance with the terms of the JOA should Seller elect to sell its interest.

Prior to the commencement of any well drilled under the leases, Buyer and Seller agree to execute and record any such documentation as may be reasonably required to evidence the agreements made herein or to evidence the net revenue interests and the other interests retained by Seller or its affiliates under this Agreement.

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Exhibit 10(iii)

     Except as otherwise amended herein, the parties hereto agree that all of the remaining terms and provisions of the Purchase and Sale Agreement remain in force and effect.

     This Amendment shall be binding upon and shall inure to the benefit of Global Mineral Solutions, L.P., as “Seller’, and Providence Exploration, LLC, as “Buyer”, and their respective successors and assigns.

Executed to be effective on the 20th day of August, 2008.

Buyer:
Providence Exploration, LLC.

By: /s/ Gilbert Burciaga

Seller:
Global Mineral Solutions, LP

By: GeoSch, LLC,
General Partner

By: /s/ George W. Schultz, Jr.

Name: George W. Schultz, Jr.

Title: Member

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